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                          TOTALISATOR SERVICES AGREEMENT

     THIS AGREEMENT, made this 11th day of November 1993, between AUTOTOTE SYSTEMS, INC. a corporation of the State of Delaware (hereinafter called AUTOTOTE), and W.J.A. REALTY LIMITED PARTNERSHIP, D.B.A. MIAMI JAI ALAI, a Limited Partnership of the State of Massachusetts (hereinafter called the OWNER);

                                   WITNESSETH:

     WHEREAS, AUTOTOTE provides wagering services and designs, programs and manufactures totalisator systems for use in wagering applications; and

     WHEREAS, OWNER wishes to obtain such wagering services utilizing computer programs and equipment from AUTOTOTE at a facility known as MIAMI JAI ALAI (hereinafter called the FRONTON) located at 3500 N.W. 37th Avenue, Miami, Florida 33142; and

     WHEREAS, AUTOTOTE wishes to provide totalisator services utilizing its computer programs and equipment to OWNER for use at the FRONTON, all on the terms and conditions hereinafter set forth;

     WHEREAS, OWNER and AUTOTOTE mutually agree that this Totalisator Services Agreement shall, when fully executed by the duly authorized officers of both parties, supersede the Totalisator Services Agreement dated May 17, 1990; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

I.   BASIC TERMS

     A. AUTOTOTE shall provide totalisator services utilizing its computer programs and equipment as described in Schedules A, C and D hereof (the SERVICES) to OWNER for all wagering held at the FRONTON, consisting of not less than four (4) operating days per week (other than the opening and closing weeks), during the six (6) year period commencing November 17, 1993, and ending September 30, 1999, and OWNER shall use these SERVICES exclusively during said period for all wagering held at the FRONTON during the term of this Agreement. A performance is defined as the betting period for a game or games, which shall commence no sooner than one-
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          half (1/2) hour prior to scheduled post time for the first such game and which shall be limited to a maximum of fifteen (15) games.

     B.   OWNER agrees to pay to AUTOTOTE for the said SERVICES:

          (i) The following percentage of the gross monies wagered, as shown by the totalisator as having been received from the sale of tickets issued:

                    .005 of all monies handled

          (ii) In the event the FRONTON operates on Sundays, OWNER agrees to pay AUTOTOTE an additional Seven Hundred dollars ($700.00) for such Sunday performance, such payments to be over and above the rates in subparagraph B(i) and Paragraph C.

          (iii) In the event that OWNER requires customer-operated Screen Activated Self-Service AutoVend terminals over and above the total number of AutoVend terminals provided for in Schedule "A" hereof, OWNER agrees to pay to AUTOTOTE an additional fee of Ten dollars ($10.00) per operating day per terminal, such payment to be over and above the rates in subparagraph B(i) and Paragraph C.

          (iv) In the event that OWNER requires customer-operated Voucher Dispenser Terminals over and above the total number of Voucher Dispenser Terminals provided for in Schedule "A" hereof.

                    OWNER agrees to pay to AUTOTOTE an additional fee of Ten dollars ($10.00) per operating day per terminal, such payment to be over and above the rates in subparagraph B(i) and Paragraph C.

          (v) In the event that OWNER installs Tiny TIM personal account terminals with account wagering, OWNER agrees to install a minimum of twenty-five (25) terminals for wagering at dining tables and certain reserved seat areas. OWNER agrees to pay to AUTOTOTE an additional fee of Three dollars ($3.00) per performance per terminal, such payment to be over and above the rates in sub-paragraph B(i) and Paragraph C. Notwithstanding the foregoing,

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                  OWNER shall have the right at the end of a season, either
                  summer or winter, to remove and return to AUTOTOTE any Tiny TIM personal account terminals installed pursuant to this Agreement, and Owner shall not be liable for any such payment after such return.

     C. The minimum annual amount to be paid by OWNER to AUTOTOTE under subparagraph B(i) for the SERVICES for the first three (3) years of this Agreement shall not be less than the sum of Four Hundred Fifty Thousand dollars ($450,000) per annum and the minimum annual amount to be paid by OWNER to AUTOTOTE under subparagraph "B(i)" for the services for the three (3) remaining years of this Agreement shall not be less than the sum of Four Hundred Thousand dollars ($400,000.) per annum. Except as stated in paragraph IV.I below, in the event the amount payable to AUTOTOTE under subparagraph B(i) above is less than this minimum amount for any such year, OWNER shall pay AUTOTOTE the difference (hereinafter called "the deficiency") within ten (10) days after the end of such year.

     D. All amounts due hereunder, except the deficiency amount due AUTOTOTE under Paragraph C above shall be payable weekly without deduction not later than Wednesday of the following week. If not paid within five
          (5) days after the due date, interest at the rate of two percent (2%) per month or to the extent allowed by law if less, starting from the day immediately following the due date shall be imposed on such amounts, and AUTOTOTE may refuse to provide SERVICES hereunder for so long as the failure of OWNER to pay continues, and AUTOTOTE may require payment on a per performance basis for subsequent performances, or, by five (5) days written notice, may terminate this Agreement and be relieved and discharged from any and all further responsibility, liability or obligation hereunder.

     E. The totalisator system, computer programs and ancillary equipment incident thereto or necessary to the operation thereof, shall remain the property of AUTOTOTE except that junction boxes, wiring and cabling provided by AUTOTOTE and made a part of the fixed installation shall become the property of OWNER upon payment for same by OWNER under paragraph I(H) herein. The

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          totalisator system, computer programs and ancillary equipment shall at all times be and remain under the exclusive control of AUTOTOTE.

     F.   Not applicable.  Intentionally left blank.

     G.   Not applicable.  Intentionally left blank.

     H. OWNER shall provide, at its expense, all labor and materials required to install the alternating current power and other changes necessary to the permanent installation materials for modifications to the totalisator system in accordance with AUTOTOTE'S specifications. AUTOTOTE shall provide design and supervision of the installation at no additional cost to OWNER.

     I.   Not applicable.  Intentionally left blank.

     J. OWNER shall provide adequate security for all AUTOTOTE equipment and materials at the FRONTON. In the event that such equipment is damaged or missing due to no fault of AUTOTOTE, there shall be an appropriate adjustment in the delivery date.

     K. Annexed hereto as Schedule "C" is a description of the reports to be provided by AUTOTOTE.

     L. Annexed hereto as Schedule "D" is a detailed description of the required capabilities for which the totalisator system will be programmed.

     M. AUTOTOTE agrees to keep OWNER'S standard operating program updated on an equal basis with the standard operating program used at AUTOTOTE'S other VAX/Autotrak II full service operations in the United States, at no cost to OWNER; provided, however, any changes necessary to conform to special requirements of OWNER and/or the Florida Department of Business Regulation shall be for OWNER'S account.

     N. AUTOTOTE shall continue to maintain OWNER'S electronic color matrix display board under the warranty terms of the Sales Agreement dated August 18, 1987 between AUTOTOTE and OWNER. Such warranty expires November 26, 1992. Starting November 27, 1992 through September 30, 1995 labor for the installation of replacements parts shall be provided to OWNER by AUTOTOTE at no charge to OWNER during OWNER'S normal Jai Alai season. At the

                                        4
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          expiration of the warranty, OWNER agrees to purchase all replacement spare parts in stock from AUTOTOTE at AUTOTOTE'S selling price (market competitive) in effect at that time and all other necessary replacement parts to service the board. Should OWNER desire service for the matrix board when OWNER'S Fronton is not operating a Jai Alai season OWNER agrees to pay to AUTOTOTE AUTOTOTE'S labor and expenses necessary to service said matrix board.

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

II.  AUTOTOTE HEREBY FURTHER AGREES AS FOLLOWS:

     A. Should additions be necessary after the initial permanent installation AUTOTOTE shall furnish all necessary DC and signal installation materials and equipment required for the electrical installation of the "Tote" room, the selling lines and in the public display board(s), the cost of such materials shall be borne by the OWNER at prices in effect at the time of delivery.

     B. To service the Totalisator System and maintain it in efficient operating condition during each race betting interval on all gaming days during the term of this Agreement.

     C. To provide the necessary high speed printer paper, betting slips, teletype paper and other stationery supplies as may be required for use with the totalisator system, and OWNER shall pay AUTOTOTE for these supplies at the prices in effect at the time of delivery.

     D. To notify OWNER of new or improved services perfected by AUTOTOTE and to implement changes in the SERVICES provided hereunder to reflect such of the new or improved services as OWNER may desire, provided that OWNER shall pay for all such modifications and changes and for such new or improved SERVICES to be provided by AUTOTOTE at the prices agreed upon by the parties.

     E. To furnish and maintain at the FRONTON on each wagering day the personnel necessary for AUTOTOTE to perform the SERVICES, including operating the central controls and maintaining the Totalisator System in efficient operating condition. The number of personnel provided shall be at the sole discretion of AUTOTOTE.

     F. To maintain adequate fire insurance, theft, vandalism and riot insurance coverage on all ancillary materials and equipment which are required by AUTOTOTE in order to perform the SERVICES, and which are the property of AUTOTOTE in an amount adequate to replace same.

     G. To carry Workmen's Compensation insurance on its own employees and at least One Million dollars ($1,000,000) of public liability insurance on the totalisator and supply OWNER with evidence of such insurance coverage.

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

    H.   To furnish all necessary ticket paper for the Sell/Cash terminals.

    I. To reimburse OWNER for all amounts which OWNER shall be required to disburse by reason of errors made by AUTOTOTE or its employees or its equipment (other than as provided for in paragraph IV C.), provided however that in arriving at the amount, if any, to be so reimbursed, AUTOTOTE shall receive credit for all like overages to the extent to which AUTOTOTE has the approval of the Florida Department of Business Regulation for the credit to AUTOTOTE of such overages, and, provided further, that AUTOTOTE shall not be required to make a reimbursement if any error is due to the neglect, acts, omission or mistakes of OWNER or any of its employees, the State or any of its employees, or acts of other parties for whom AUTOTOTE is not responsible, and provided further that AUTOTOTE shall not be required to reimburse OWNER for any errors regardless of cause in the Big "P", Big "Q", Twin Double or similar pools in which winning tickets in a prior division of the pool are exchanged for tickets in a subsequent division of that pool.

    J. To indemnify and save OWNER harmless from any loss, liability, costs or expenses (including reasonable attorney's fees) arising out of or related to and to defend at its own cost, any patent claim or litigation of any kind, including any claim for damages which may be instituted against OWNER, or to which OWNER may be made a party, by reason of the SERVICES provided herein by AUTOTOTE, provided written notice of such claim is given to AUTOTOTE within ten (10) days after receipt of same by OWNER. AUTOTOTE shall have the right to exercise full control of all negotiations and litigation in connection therewith, including selection of counsel, and shall not be liable for any costs or expense incurred by OWNER without AUTOTOTE'S prior written approval, which approval shall not be unreasonably withheld, nor shall AUTOTOTE be responsible for any claim or litigation based on equipment not furnished by AUTOTOTE as part of its SERVICES hereunder.


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III.     OWNER HEREBY FURTHER AGREES AS FOLLOWS:

    A. After the initial permanent Totalisator installation OWNER will furnish, at its expense, all necessary labor required for additions to the installation of the Totalisator System, which labor includes the laying, pulling, connecting and terminating of all necessary cables, terminals, switches, junction boxes, and other similar material, as required in the "Tote" room, display boards, ticket selling lines, judges and/or stewards locations, mutuel manager and head banker locations, which services shall be performed in accordance with AUTOTOTE'S specifications.

    B.   It will furnish at its expense:

         (i) Adequate electrical power for the proper operation of the Totalisator System. For this purpose incoming power lines having sufficient capacity shall be brought from the local utility to the "Tote" room, the selling lines, and the display boards, and distributed and terminated at locations as specified by AUTOTOTE.

         (ii) A "Tote" room of sufficient size to house the central control equipment in a secure manner with an efficient layout, free from dampness and reasonably free from dust, with necessary air conditioning, suitable lighting, raised flooring, and with adequate entrances capable of being secured so as to limit access to such control room in accordance with paragraph III(L).

         (iii) Teller windows having ticket counters of sufficient size and structural strength to accommodate AUTOTOTE'S ticket issuing machines in areas reasonably free from dust and dirt.

         (iv) A fieldboard structure sufficiently secure and dry with adequate ventilation, interior lighting and AC electric power to permit the accommodation and satisfactory operation of fieldboard display equipment.

         (v) Adequate and appropriate facilities, under the exclusive control of and satisfactory to AUTOTOTE for proper maintenance of its materials and equipment and for the safe and secure storage of ticket paper and other supplies.


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         (vi)  Adequate and appropriate rest rooms, convenient free parking, and other facilities for AUTOTOTE'S personnel on a par with facilities provided for other similar level personnel employed by the FRONTON.

         (vii) All facilities furnished by OWNER hereunder shall conform to all applicable fire, electrical, building and similar codes; O.S.H.A. standards, and other government regulations.

    C. In carrying out its undertaking hereunder, OWNER may be required to provide new structures or housings for the materials and equipment utilized by AUTOTOTE in performing the SERVICES hereunder, or to alter its existing structures or housings for such purpose. In such event, it will furnish at its expense, all materials and labor required for such structures or housings in accordance with specifications supplied by AUTOTOTE, including opening and closing of necessary trenches required, surrounding underground cable ducts with suitable casing, burying cable ducts if run underground, opening and closing of walls, floors or ceilings, clean-up and disposition of refuse, and repair of any damage to buildings, grounds, plantings, etc. caused by installation, provided such damage was not caused by negligence of AUTOTOTE.

    D. It will keep proper records and books of account and make true and complete entries therein of all appropriate information relating to the operation of wagering at the FRONTON.

    E. Except as herein otherwise provided, it will pay the cost of any alterations in or additions to the SERVICES, including programming changes, as may hereafter be desired by OWNER, and such alterations, if practicable, will be made by AUTOTOTE promptly after receipt from OWNER of its written request therefor.

    F. It will furnish, at its own expense, an adequate staff of paper changers, tellers, mutuel personnel and any other personnel as are required in connection with the operation of the wagering at the FRONTON, except for the personnel to be furnished by AUTOTOTE as provided in paragraph II(E) hereof. OWNER'S paper changers, tellers, mutuel personnel and any other personnel will operate the terminals strictly in accordance with AUTOTOTE'S instructions, will account as required to AUTOTOTE'S Manager at the FRONTON for all rolls of ticket paper removed from


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

         paper storage room(s) and/or terminals, and will not otherwise attempt to handle or operate the Totalisator System.

    G. It will afford AUTOTOTE and its duly authorized agents or representatives access at all reasonable times to the buildings and premises at the FRONTON.

    H. It will not use the Totalisator System for any purpose other than as specified in this Agreement and will not permit any part of the system to be removed from the FRONTON by persons other than agents or employees of AUTOTOTE.

    I. It will, at its expense, furnish electricians to maintain and service the electric power facilities required to be furnished by OWNER as provided in paragraph III(B).

    J. It will take, at its expense, all necessary measures to keep the Totalisator System materials and equipment kept by AUTOTOTE at the FRONTON free from any restraint, levy, execution or seizure or other process of law arising from any acts or omissions of OWNER or its agent(s) or representative(s) which would in any way impair the title of AUTOTOTE to such Totalisator System, materials and equipment or possession or repossession thereof when permitted under this Agreement. At AUTOTOTE'S request, it will provide AUTOTOTE with a waiver of landlord's lien.

    K. It will comply with all rules, laws, request, ordinances and requirements of every government, county, state or municipality, department, bureau or board which may arise out of or in connection with the possession, use and/or operation of wagering at the FRONTON including fire insurance underwriters' requirements. OWNER shall also furnish, at its expense, the safety devices needed to comply with such requirements.

    L. It will maintain and furnish to AUTOTOTE a list of persons authorized to have access to any room or structure housing any part of the Totalisator System, which list shall specify the particular position to which each such person is assigned and the place or location of employment, the persons on such list being subject to the approval of AUTOTOTE, which approval shall not be unreasonably withheld. It will not permit access to the "Tote" room or fieldboard by any unauthorized persons, and will protect the secured areas from trespass or interference by such persons. OWNER further agrees to indemnify AUTOTOTE for damages or loss to AUTOTOTE caused as a result of access to the secured areas having been given by OWNER or its employees or agents.

    M. It will indemnify and hold AUTOTOTE harmless against any loss, liability, costs or expenses (including reasonable attorney's fees) arising out of or related to claims or suits for damages to persons or property resulting from the operation of the wagering by agents and employees of OWNER.


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

IV. OTHER TERMS AND CONDITIONS

    A. Except as herein provided, AUTOTOTE shall be under no obligation to furnish SERVICES to OWNER in excess of those specified herein, nor shall OWNER be entitled to additional SERVICES unless a supplementary agreement is entered into between the parties, providing for the desired additions, upon terms acceptable to both parties.

    B. OWNER shall notify AUTOTOTE in writing of the operating days allowed to it by the appropriate governmental authority each year during the term of this Agreement at least ninety (90) days prior to the start of such operating days and will not change, without the written consent of AUTOTOTE, such dates including the number of performances, including matinees if applicable, and the beginning and closing dates of any performances. AUTOTOTE shall have the right to remove any of its personnel, materials and equipment at any time during the term of this Agreement when wagering is not scheduled at the FRONTON but no removal shall in any way effect AUTOTOTE'S obligation, subject to ninety (90) days written notice, to return the necessary materials and equipment and reinstitute the SERVICES for operation on all wagering days at the FRONTON, provided such wagering days fall within the beginning and closing dates of any performances as previously notified and herein specified. If during any scheduled operating period wagering does not, for any reason other than a default by AUTOTOTE, commence as scheduled, or having commenced, is interrupted, AUTOTOTE shall have the right to remove its personnel, materials and equipment from the FRONTON. In such case, AUTOTOTE shall be obligated to reinstitute the SERVICES at the FRONTON no later than sixty (60) days after receipt by AUTOTOTE of written notice that wagering is to commence or resume and the original closing date of the performances may at OWNER'S option, be extended by the number of performances that wagering did not take place in accordance with the original schedule.

    C. AUTOTOTE guarantees and warrants that the Totalisator System utilized by it to perform the SERVICES will be suitable for betting and that it will operate efficiently and without interruption on all wagering days for the term of this Agreement; provided, however, that there shall not be


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

         deemed to be a breach of the foregoing guarantee and warranty if wagering is interrupted for less than thirty (30) consecutive minutes at any one time on any operating day, or if any interruption in the function of any component part or unit of the Totalisator System takes place which does not prevent the efficient operation of wagering on any wagering day, or if not more than ten percent (10%) of the ticket issuing machines fail to operate at any one time on any wagering day, or if the failure of the Totalisator System to operate efficiently or without interruption shall be due to or result from one or more of the causes enumerated in paragraph IV(K) hereof, or acts of neglect of the OWNER, its agents or employees, or of any third party, or for any other cause not within the control of AUTOTOTE and/or its employees.
         If the failure of the Totalisator System to operate efficiently or without interruption shall be due to any acts other than those enumerated or referred to by reference in the proceeding sentence, or other than as a result of the failure of OWNER to perform its obligations hereunder, then OWNER shall be entitled to liquidated damages in an amount to be calculated as follows: five (5%) of the difference between the amount of money handled on the day of such interruption and the amount of money handled on a comparable day during the current meeting; in the event there is no comparable day in the current jai alai meeting, then the amount to be paid by AUTOTOTE to OWNER shall be five percent (5%) of the difference between the amount of money handled on the date of such interruption and the amount of money handled on a comparable jai alai day of the season immediately proceeding.

    D. AUTOTOTE shall not be liable either directly, indirectly or consequentially for any counterfeit, altered, or illegally printed tickets. AUTOTOTE shall be liable, however, for all amounts as branded by the Sell/Cash Terminals on any counterfeit, altered, or illegally printed tickets on which the branded serial number digits are identical to those of such tickets. However, AUTOTOTE shall not be liable for such counterfeit, altered, or illegally printed tickets arising out of acts by OWNER or its employees or agents, or by failure of OWNER to provide proper security.

    E. If at any time during the term of this Agreement, any kind of a tax, license, duty, commission or fee shall be imposed upon or levied or assessed against AUTOTOTE by any governmental or other authority because of the nature of its business, or on the installation, use or the SERVICES provided under this Agreement, or the receipt of monies hereunder, AUTOTOTE agrees to give OWNER notice thereof promptly upon AUTOTOTE'S receipt of same from the governmental or other authority, and OWNER agrees to pay to AUTOTOTE an amount equivalent thereto, together with any penalties or interest assessed thereon, such payment to be made by the OWNER as and when such tax or fee is assessed. If the OWNER fails to pay any such amounts as aforesaid, then OWNER shall be charged interest at the rate of two percent (2%) per month or to the extent allowed by law if less, starting from the day after the due date, and AUTOTOTE may, by five
         (5) days prior written notice to OWNER terminate the Agreement and be relieved and discharged from any and all further responsibility, liability, or obligation hereunder. In the event AUTOTOTE terminates the Agreement as provided herein, the OWNER shall remain liable as aforesaid for payment of such tax or fee, and any penalty or interest accrued thereon, or if AUTOTOTE fails to contest the validity of any such tax or fee after written demand by the OWNER, the OWNER, at its expense, may contest the validity thereof in the name of AUTOTOTE. Nothing herein contained shall make the OWNER responsible for federal or state income taxes of AUTOTOTE by reason of the receipt of payments hereunder. If, by reason of its use of the SERVICES provided by AUTOTOTE under this Agreement, the OWNER is assessed or has imposed or levied upon it any tax or fee by any governmental authority, the OWNER agrees to pay such taxes or fees directly to the appropriate taxing authority and also agrees to provide to AUTOTOTE, from time to time as required by AUTOTOTE, documentation as proof that such taxes or fees have been paid; but this requirement shall not preclude OWNER from paying such taxes or fees under protest and thereafter contesting the validity of their assessment or imposition.

    F. In the event that wagering at the FRONTON shall be prohibited or become illegal by statute or court decision or by action of cognizant governmental agency, the period of this Agreement shall be deemed to have terminated as of the date of such prohibition or cessation of such legal wagering,


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         but without prejudice to the rights of either party up to the date of termination; provided, however, that in the event the prohibition or cessation of legal wagering is removed and racing on the abovementioned premises becomes legal, this Agreement shall be returned to force intact, subject to availability of personnel and equipment, for the unused balance of the term of the Agreement. Upon termination AUTOTOTE shall have the right to remove its personnel, materials and equipment from the FRONTON.

    G. Any charges for work done by AUTOTOTE under any section of this Agreement, or for additional material or equipment supplied by AUTOTOTE in accordance with order(s) of the OWNER or his agent, shall be considered as amounts due to AUTOTOTE from the OWNER in accordance with Paragraph I(D) hereof.

    H. In the event that AUTOTOTE shall default in the performance of any provision of this Agreement on its part to be performed (except a breach by AUTOTOTE of the provisions of paragraph IV(C) hereof as to which the provisions of said paragraph shall apply) and such default shall not be cured within a period of ten (10) days after written notice shall have been received by AUTOTOTE specifying such default, then the OWNER may terminate this Agreement by delivering to AUTOTOTE written notice of such termination prior to the expiration of thirty
         (30) days after the expiration of said ten (10) day period; and in the event of any such termination AUTOTOTE, at its expense, shall remove its personnel, materials and equipment from the FRONTON.

    I. In the event that the OWNER shall default in the performance of any provisions of this Agreement on its part to be performed (except a breach by the OWNER of the provisions of Paragraphs I(D) and IV(E) hereof as to which the provisions of said paragraphs shall apply) and such default shall not be cured within a period of ten (10) days after notice shall have given by AUTOTOTE to the OWNER specifying such default, then AUTOTOTE may terminate this Agreement by delivering to the OWNER written notice of such termination prior to the expiration of thirty (30) days after the expiration of said ten (10) day period; and in the event of any such termination

     AUTOTOTE shall remove its personnel, materials and equipment from the RACETRACK, and the cost of such removal shall be paid for by the OWNER.

  J. If it becomes necessary for AUTOTOTE to undertake work or activities, or purchase or install equipment or materials, which herein are made the obligations of the OWNER, in order to assure AUTOTOTE'S proper performance of the Agreement, then any costs incurred by AUTOTOTE as a result of such work, activities, purchases, or installations shall be considered as amounts due to AUTOTOTE from the OWNER in accordance with Paragraph I(D) hereof.

  K. It is understood and agreed that, in the event that it is found that any payments, gratuities, gifts or emoluments were made to officers or employees or members of their families or associates of OWNER or its affiliates during the term of their employment or thereafter by AUTOTOTE for securing this agreement or maintaining this agreement in effect, the OWNER may, forthwith upon discovery of the same, terminate this agreement by written notice to AUTOTOTE. The foregoing shall not, however, apply to Christmas gifts or entertaining of the sort routinely and openly extended by AUTOTOTE, or other similarly innocent instances of customary social hospitality or holiday celebration.

  L. Failure to perform any provision of this Agreement by either party hereto shall not constitute a default hereunder if such failure shall be caused by fire, strike, boycott, picketing, or other industrial disturbances, riot, civil commotion, theft, vandalism, flood, lightning, tempest, storm, acts of God, war, acts of war and defense, power failure, failure of any cable or interference by any government or government agency.

  M. If any of the said sums of money due AUTOTOTE under this Agreement are not promptly and fully paid when the same individually or severally become due and payable, or if OWNER becomes insolvent, ceases to do business as a going concern, a petition in bankruptcy or for arrangement or reorganization be filed by or against OWNER, the materials or equipment provided by AUTOTOTE be attached, or a receiver be appointed for OWNER, or if any proceeding shall be instituted against the materials or equipment provided by AUTOTOTE under

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

     this Agreement upon any other lien or claim, whether alleged to be superior or inferior toward the lien of this Agreement, or if each and every stipulation, condition and term of this Agreement are not duly and fully performed or complied with, the aggregate sum of the minimum annual amount specified in paragraph I(C) remaining to be paid for the balance of the term of this Agreement shall become due and payable forthwith, or thereafter at the option of AUTOTOTE, as fully and completely as if the said amounts were originally stipulated as due prior to such time, anything in this Agreement herein to the contrary notwithstanding. In any of said events AUTOTOTE is authorized and empowered to enter the premises of the OWNER or other place where AUTOTOTE'S materials and equipment may be and resume possession of the same without notice or demand or without legal process, such notice and demand being expressly waived, and AUTOTOTE may at its option, by suit or otherwise, enforce payment of all due obligations, plus interest and reasonable attorney's fees, and no suit or legal proceedings with respect thereto shall be deemed any waiver of said rights of AUTOTOTE to resume possession of said property as herein provided.

  N. Absent a transfer to any partner of a kind and nature which, were WJA a corporation and the partner a shareholder, would be void as to creditors of the corporation, the partners of WJA Realty Limited Partnership (WJA) shall not be personally liable hereunder, and the private property of the partners shall not be subject to claims on account of any obligations of WJA arising out of the transaction evidenced hereby or in connection herewith and all parties to contracts with WJA agree to look solely to the assets of WJA for the satisfaction of any claims thereunder.

  O. No waiver of any term, condition or obligation of this Agreement or assent to the breach of any term, condition or obligation shall be construed by the failure of either party to act in the event the other party shall be in default of this Agreement, nor shall such failure to act be construed as assent to any other or future breach of the same or any other term, condition or obligation of this Agreement. This Agreement shall not be modified, amended or changed without the prior written consent of both parties.

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

  P. Any notice to be given to AUTOTOTE hereunder shall be duly given by mailing the same by registered mail addressed to AUTOTOTE at 100 Bellevue Road, P.O. Box 6009, Newark, Delaware 19714-6009, or such other address as AUTOTOTE shall specify in writing to the OWNER. Any notice to be given to the OWNER hereunder shall be duly given by mailing the same by registered mail addressed to the OWNER at 3500 N.W. 37th Avenue, Miami, Florida 33142, or such other address as the OWNER shall specify in writing to AUTOTOTE.

  Q. Any controversy or claim not settled by the parties arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgement upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction thereof.

  R. The remedies expressly provided in this Agreement for breach thereof by AUTOTOTE or the OWNER shall constitute the sole and exclusive remedies to the aggrieved party, and all other remedies which might be otherwise available under the law of any jurisdiction are hereby waived by both AUTOTOTE and OWNER.

  S. This Agreement shall be binding upon and inure to the benefit of AUTOTOTE and the OWNER and their successors and assigns. No assignment of this Agreement shall be made without the prior written consent of the other party, which consent shall not be unreasonably withheld, however, OWNER herein agrees to any assignment AUTOTOTE may make for the purpose of obtaining financing with a prime institution on the strength of this Agreement.

  T. OWNER acknowledges that AUTOTOTE provides inter-track wagering services ("ITW Services") to other AUTOTOTE customers. If OWNER desires ITW Services at the fronton, (Owner Requested ITW Services") AUTOTOTE shall be obligated to provide such Owner Requested ITW Services at prevailing market prices for such ITW Services, on terms which will be negotiated in good faith by both OWNER and AUTOTOTE. In the event that owner negotiates in good faith (or is ready, willing and able to negotiate in good faith but is prevented from negotiating by the refusal or inability of AUTOTOTE to negotiate in good faith) for the

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

     provision by AUTOTOTE of such Owner Requested ITW Services, at prevailing market prices, and in the further event that OWNER and AUTOTOTE do not reach a written, mutually acceptable agreement with respect to the provision of such Owner Requested ITW Services, within 30 days after OWNER's request that AUTOTOTE provide such Owner Requested ITW Services at the fronton, then OWNER shall be free to enter an agreement with a party other than AUTOTOTE for such Owner Requested ITW Services without any further notice and without any liability to AUTOTOTE under this Agreement.

  U. Any provision of the foregoing Agreement to the contrary notwithstanding, the OWNER and AUTOTOTE agree that this Agreement does not cover the subject matter of video lottery devices and services ("Video Lottery"). OWNER shall have the absolute right to deal with a party other than AUTOTOTE for any Video Lottery requirements without any notice and without any liability to AUTOTOTE under this Agreement.


  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, duly attested, all as of the day and year first above written.


ATTEST:                                W.J.A. REALTY LIMITED PARTNERSHIP
                                       D.B.A. MIAMI JAI ALAI


                                       BY
----------------------------------         -----------------------------------

                                           TITLE President
                                                 -----------------------------


ATTEST:                                AUTOTOTE SYSTEMS, INC.


/s/ illegible                          BY
----------------------------------         -----------------------------------
                                           VICE PRESIDENT

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

                                MIAMI JAI ALAI
                                 SCHEDULE "A"

Autotrak II Sell/Cash Totalisator System which is installed at Autotote's Orlando Hub and other equipment residing at Miami Jai Alai consisting of:

     Digital VAX Computers*
     Disk Units*
     Mag Tape Units*
     Board Control Units
     Color Video Channels
     High Speed Line Printers**
     Consoles**
     Logging Printers**
     Tote Control Desk**

Up to 135 Autotrak II Sell/Cash Terminals
(with Brander and Bet Slip Reader in all terminals)

Up to 25 Screen Activated Self-Service AutoVend Terminals (SAM).
For all over 25 SAM's supplied to OWNER by AUTOTOTE OWNER will pay AUTOTOTE Ten dollars ($10.00) per operating day per terminal in addition to all other payments.

Up to 5 customer operated voucher dispenser terminals. For all over 5 Voucher Dispenser Terminals supplied to OWNER by AUTOTOTE OWNER will pay AUTOTOTE Ten dollars ($10.00) per operating day per terminal in addition to all other payments.

A minimum of twenty five (25) Tiny TIM Personal Account Touch Screen Terminals. To be invoiced starting May 17, 1990. Subject to OWNER'S right of removal as stated in the Agreement.

All existing 9" Lamp Boxes and 9" Dashes

Set of Power Equipment for above Public Display Board

Magnetic Tape Storage Cabinet w/set of Magnetic Tapes to store History of Performances for 1 Full Year*

Motorola Beeper System with Beepers

Autotrak II Sell/Cash Software*

2 - 50 VDC 100 Amp motor generators
1-30 KVA Kohler Generator

Uninterrupted Power Supply (UPS)

*    Equipment installed at Orlando Hub
**   Equipment installed at Miami Jai Alai and Orlando Hub

AUTOTOTE RESERVES THE RIGHT TO SUBSTITUTE EQUIVALENT FUNCTION COMPONENTS IN PLACE OF ANY OF THE ABOVE ITEMS.

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

                                MIAMI JAI ALAI

                                 SCHEDULE "C"

                              LINE PRINTER REPORTS

The following reports are provided:

     CYCLIC REPORTS (Totals, Odds, Probable Pays)
     REFUNDS REPORT
     RESULTS AND DIVIDENDS REPORTS
     PRICE CALCULATION REPORTS
     WILL-PAYS REPORTS (FOR DOUBLE)
     TELLER BANK BALANCE REPORT
     FINAL TELLER BALANCE REPORTS (with Overs and Shorts)
     WINDOW BALANCE REPORTS
     WINDOW ALLOCATION REPORTS
     PERFORMANCE POOL TOTALS REPORT
     PERFORMANCE SALES SUMMARY REPORT
     SALES SUMMARY REPORTS (by Pool)
     IRS REPORT
     CASHED TICKETS REPORT
     UNCASHED TICKETS REPORT
     CASHING SUMMARY REPORTS (All Cashing Activity)
     PERFORMANCE PARAMETERS REPORT
     BETTING ACTIVITY BREAKDOWN BY BET TYPE AND TICKET COUNT
     WINDOW TRANSACTION REPORTS

*    HISTORY REPORTS

     SUPPLIED IF APPLICABLE:

     ADVANCE POOL TOTALS REPORTS
     PURGED TICKETS REPORT (Overage unpaid winners)
     FUTURE DAY POOLS REPORT
     FUTURE DAY BETTING SUMMARY REPORT

* Teller Histories will be supplied on request for up to an average of three (3) tellers per performance. Charges will be billed for AUTOTOTE'S labor for all Teller Histories in excess of that amount.

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

                                 MIAMI JAI ALAI

                                  SCHEDULE "D"

The equipment listed in Schedule "A" annexed shall have the following minimum capabilities:

1 The central totalisator system shall accurately total the amounts wagered in the Win, Place, Show, Daily Double, Quiniela, Quiniela Double, Perfecta, Trifecta, Superfecta, Pick-6 Pools and all other pools in Autotote's U.S. on-track VAX/Autotrak II program. It shall provide a record of all such totals and be capable of transmitting to the appropriate display board(s) at regular intervals the data presently prescribed for display on such board(s). The system shall be capable of performing the following functions:

     (A) Accepting wagers on a maximum of eight (8) players per game in each of the pools referred to in paragraph 1 above.

     (B) Accepting wagers in any integral multiple of $1 to a maximum of $1,000. The Pick-6 pool shall consist of only one (1) bet value.

     (C) Accepting and storing wagers on each game and pool held or operated at the site from the time of opening of wagering at the site on the day such game or pool is held or operated, and ending at the time of closing of wagering for such game or pool. Also, accepting and storing wagers for the next day's performance and one additional future game or pool on a subsequent operating day up until the time of closing of wagering for such future game or performance.

     (D) Providing those reports listed on Schedule "C" attached hereto.

     (E) Providing for an accounting of outstanding live tickets as an integral part of the system during the operating season in which such outstanding tickets were purchased. At the conclusion of such operating season, AUTOTOTE shall deliver to OWNER such listing of outstanding tickets listing serial number, date of purchases, bet details and value of each such ticket.

     (F) Cancelling any ticket prior to the close of wagering of the game for which the ticket was purchased, and reducing the appropriate pool or pools by the amount(s) so wagered.

     (G) Provide the necessary display indicators to display all information currently formatted for the public's benefit at the site.

     (H) Making available up to six (6) channels of color video out-put to the OWNER'S closed-circuit TV supplier for use over such network.
         (1) Order of finish of the first four (4) players and pay-off prices for the first three official finishers for the base set amount OR for $2.00 wagers.
         (2) Teller Assignments.
         (3) Probable odds for Win and Quiniela pools, also Time of Day, Post Time, and Minutes to Post.
         (4) Probable odds for the Daily Double and Perfecta pools.
         (5) Lead runner totals for Trifecta pools.
         (6) All-Pay cyclic display, consisting of results and prices for each game during current performance.

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
     (I) Provide update information for the following video display units:

         (1) EXECUTIVE INFORMATION CONSOLE - The Executive Information
             Console is an additional control console provided to allow a fronton's management the ability to obtain the most current information and statistics about the currently running performance. This console can be used to report a variety of types of information, such as total money wagered during the performance or betting totals of a specified game, that may be relevant to fronton management.

         (2) PUBLIC INFORMATION CONSOLE - The Public Information Console is an additional video display console which would normally be used at a fronton's public information (non-betting) window. The console is used to obtain game results and prices from any previous game during the current season for use in responding to patrons requests for information.

2.   TERMINALS

     (A) Each terminal shall be capable of:

         (1) Printing and issuing standard length tickets for all pools and denominations as described in paragraph 1(A) (SCHEDULE "D").

         (2) Reading, transmitting to and receiving from the central totalisator data for betting slips and cashing winning tickets and branding on such winning tickets their total value and an integral portion of their unique serial number.

         (3) Accommodating up to four compound wagers on each standard length ticket issued.

         (4) Providing status indicators and error messages to terminal operators.

         (5) Providing special terminal functions to the terminal operators which allow them to report to the system draws or returns of cash and final cash balance at end of performance, inquire of the system current cash position and convert their terminal to calculator mode.

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